Exhibit 10.2

Prudential Investment Management, Inc. (“PIM”)

The Prudential Insurance Company of America (“Prudential”)

Prudential Retirement Insurance and Annuity Company (“PRIAC”)

Each Prudential Affiliate under the Note Agreement referred to below

c/o Prudential Capital Group

Four Embarcadero Center, Suite 2700

San Francisco, California 94111

October 24, 2012

NORTHWEST PIPE COMPANY

5721 SE Columbia Way, Suite 200

Vancouver, Washington 98661

Re:	Ninth Amendment to Amended and Restated Note Purchase and Private Shelf Agreement dated as of May 31, 2007

Ladies and Gentlemen:

Reference is made to the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of May 31, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”), by and between Northwest Pipe Company, an Oregon corporation (the “Company”), on the one hand, and PIM, Prudential, PRIAC and each Prudential Affiliate (as therein defined) that becomes bound by certain provisions thereof (together with PIM, Prudential and PRIAC and their respective successors and Transferees, collectively, the “Purchasers”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Note Agreement (after giving effect to any amendments of such terms in this letter agreement).

1. Amendments. Pursuant to the request of the Company and the provisions of paragraph 11C of the Note Agreement, and subject to the terms and conditions of this letter agreement, the Purchasers hereby agree with the Company that the Note Agreement shall be amended as follows:

(a) Clause (i) of paragraph 5A is hereby amended and restated in its entirety to read as follows:

“ within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly period), segment reporting, consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP and certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on their consolidated results of operations and changes in financial position, subject to changes resulting from year-end adjustments and the absence of all required footnotes;”

(b) Clause (ii) of paragraph 5A is hereby amended and restated in its entirety to read as follows:

“(ii) within 90 days after the end of each fiscal year of the Company, segment reporting, consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and prepared in accordance with GAAP and, as to the segment reporting and consolidated statements, reported on by independent public accountants of recognized national standing reasonably acceptable to the Required Holders, selected by the Company whose report shall be without a “going concern” or like qualification or exception and without limitation as to scope of the audit;”

(c) Clause (ii) of paragraph 5B (Notices; Reports) is amended by deleting the word “and” at the end of such clause, and clauses (iii), (iv) and (v) of such paragraph 5B are hereby deleted.

(d) Paragraph 5C is hereby amended and restated in its entirety to read as follows:

“ 5C. Inspection of Property.

The Company covenants that it will permit any Person designated by any holder of any Notes to visit and inspect any of the properties of the Company or its Subsidiaries, to examine the corporate books and financial records of the Company or its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such Person with the principal officers of such Person and its independent public accountants, all at such reasonable times and as often as such holder may reasonably request (provided, however, that such visits, inspections and examinations shall not occur more than two times each calendar year in the absence of an Event of Default). The fees and costs of such visits, inspections and examinations shall be at the expense of the Company if a Default or an Event of Default exists, but if no Default or Event of Default exists, then the Company shall not be required to pay the fees and costs of more than one (1) such visit, inspection and examination during any calendar year.”

(e) Paragraph 5F is hereby amended and restated in its entirety to read as follows:

“ 5F. Compliance With Laws.

The Company covenants that it will, and will cause each of its Subsidiaries to, comply in a timely fashion with all material applicable laws, rules, regulations, decrees and orders of all federal, state or local courts or governmental agencies, authorities, instrumentalities or regulatory bodies, including the USA Patriot Act (and the other laws and regulations that are referred to in paragraph 8R), all Environmental Laws and the Fair Labor Standards Act, as amended.”

(f) Paragraph 5I is hereby amended and restated in its entirety to read as follows:

“ 5I. Payment of Taxes and Claims.

The Company will, and will cause each Subsidiary to, pay and discharge when due all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, including without limitation federal and state income taxes and state and local property taxes and assessments and all claims (including claims for labor services, materials and supplies) for sums that have become due and payable; provided, that no such charge or claim need be paid if (a) subject to a Good Faith Contest, or (b) the failure to pay or discharge the same would not reasonably be expected to result in a Material Adverse Effect.”

(g) Paragraph 6A(1) is hereby amended and restated in its entirety to read as follows:

“ 6A(1). Consolidated Total Debt to EBITDA Ratio.

The Company will not, at any time during any fiscal quarter of the Company, permit the ratio of (i) Consolidated Total Debt at such time to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company then or most recently ended (“Consolidated Total Leverage Ratio”), to be greater than 3.50:1.00.”

(h) Paragraph 6A(2) is hereby amended and restated in its entirety to read as follows:

“ 6A(2). Consolidated Tangible Net Worth.

The Company will not, at any time, permit Consolidated Tangible Net Worth to be less than the sum of (i) $200,000,000, plus (ii) 50% of the consolidated net income of the Company and its Subsidiaries (but only if a positive number) for each fiscal quarter of the Company ended after September 30, 2012 through and including the most recently ended fiscal quarter of the Company at such time, plus (iii) 100% of the net proceeds from any Equity Offering of the Company consummated after June 30, 2012.”

(i) Paragraph 6A(3) is hereby amended and restated in its entirety to read as follows:

“ 6A(3). Consolidated Fixed Charge Coverage Ratio.

The Company will not permit the Consolidated Fixed Charge Coverage Ratio calculated as of the end of each fiscal quarter to be less than 1.25:1.00 at such time.”

(j) Paragraphs 6A(4) (Consolidated Senior Funded Debt to EBITDA Ratio), 6A(5) (Minimum Consolidated EBITDA) and 6A(6) (Maximum Consolidated Rent and Lease Expense Ratio) are hereby deleted.

(k) Clause (xi) of paragraph 6E (Liens) is amended by replacing the “.” at the end of such clause and replacing it with the following: “;”.

(l) Clause (v) of paragraph 6D is hereby amended and restated in its entirety to read as follows:

“(v) Debt incurred under the Bank Credit Agreement and Guarantees of such Debt pursuant to the requirements thereof; provided that (a) the aggregate commitment amount thereunder and the aggregate principal amount of such Debt shall not, at any time, exceed $225,000,000, and (b) each obligor and lender thereof is party to, and such Debt is subject to, the terms of the Intercreditor Agreement;”

(m) Paragraph 6E (Liens) is amended by adding the following clauses thereto in proper alphanumeric order to read as follow:

“(xii) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(xiii) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions, which are subject to the Intercreditor Agreement;

(xiv) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or other applicable Law, on items in the course of collection, which are subject to the Intercreditor Agreement; and

(xv) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary; provided that (i) such Lien secures Debt of the type described in paragraph 6D(iii); (ii) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (iii) such Lien does not extend to or cover any other assets or property (other than proceeds or products thereof) and (iv) such Lien covers only specific property and is not a “blanket” Lien on any category or type of property. “

(n) Paragraph 6K (Compliance with Asset Coverage Ratio) is hereby amended and restated in its entirety to read as follows:

“ 6K [Intentionally omitted.]”

(o) Paragraph 6N is hereby amended and restated in its entirety to read as follows:

“ 6N Terrorism Sanctions Regulations

The Company will not and will not permit any Affiliated Entity to (a) become an OFAC Listed Person or (b) have any investments in or engage in any dealings or transactions with any Blocked Person.”

(p) Paragraph 7A is hereby amended to delete the word “or” in clause (xvii) thereof, and to delete clause (xviii) thereof in its entirety.

(q) Paragraph 8R is hereby amended and restated in its entirety to read as follows:

“ 8R. Foreign Assets Control Regulations, etc.

(a) Neither the Company nor any Affiliated Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii), a “Blocked Person”).

(b) No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Company or indirectly through any Affiliated Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person.

(c) To the Company’s actual knowledge after making due inquiry, neither the Company nor any Affiliated Entity (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Affiliated Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(d) No part of the proceeds from the sale of the Notes hereunder has been or will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Affiliated Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations. “

(r) Paragraph 8 is hereby amended by adding a new paragraph 8S in proper alphanumeric order to read as follows:

“ 8S Insurance.

The properties of the Company and its Subsidiaries are insured with insurance companies that are not Affiliates of the Company that the Company believes (in the reasonable business judgment of its management) were financially sound and reputable at the time the relevant coverage was placed or renewed, in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar business as the Company or applicable Subsidiary), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates. The property and general liability insurance coverage of the Credit Parties as in effect on the Ninth Amendment Effective Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 8S.”

(s) Paragraph 10B (Other Terms) is hereby amended to add the following newly defined terms in proper alphabetical order thereto, to read as follows:

“ “Affiliated Entity” shall mean any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.”

“Blocked Person” shall have the meaning specified in paragraph 8R.

“Ninth Amendment Effective Date” shall mean October [__], 2012.

“OFAC Listed Person” shall have the meaning specified in paragraph 8R.”

(t) Paragraph 10B (Other Terms) is hereby further amended by amending and restating the following defined terms, appearing therein, to read as follows:

“ “Bank Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of the Ninth Amendment Effective Date, by and among the Company, the Banks and the agent(s) named therein, or any renewal, refinancing, refunding or replacement thereof; provided that, following any such renewal, refinancing, refunding or replacement (i) the aggregate commitment amount and the aggregate principal amount of Debt of the Company and its Subsidiaries thereunder does not exceed $225,000,000, and (ii) such Debt is subject to the terms of the Intercreditor Agreement, as any of the foregoing may be further amended, supplemented or otherwise modified from time to time.

“Change of Control” shall mean an event or series of events by which:

(a) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all equity interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity interests of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Consolidated EBITDA” shall mean shall mean, for any period of determination, net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period as determined in accordance with GAAP, plus, to the extent deducted in the calculation thereof, (i) consolidated interest expense, (ii) consolidated depreciation and amortization expense, (iii) consolidated income tax expense of the Company and its Subsidiaries, and (iv) other expenses in such period reducing consolidated net income for such period which did not or will not require a cash settlement in such period or any future period (including but not limited to impairment charges, costs associated with exit or disposal activities and stock based compensation). Consolidated EBITDA shall not include (a) extraordinary gains; (b) expenses of up to $1,500,000 arising from the sale of the Company’s Riverside, California facility and the consolidation of those operations with its Adelanto, California facility and incurred within 12 months of the sale, so long as the net proceeds received by the Company from such sale equal or exceed the amount of such expenses; (c) any gains resulting from the sale or other disposition of capital assets (other than gains on sales related to the sale-leaseback of equipment or assets sold in the ordinary course of business); (d) undistributed earnings of non-Subsidiary investments; (e) gains arising from changes in accounting principals; (f) gains arising from the write-up of assets (except in the normal course of business related to accounting reconciliation); (g) any gains resulting from the early retirement or extinguishment of Debt; (h) any earnings of a Foreign Subsidiary of the Company to the extent that such Foreign Subsidiary is not at the time permitted, whether by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Foreign Subsidiary to convert such earnings into United States currency or repatriate such earnings to the Company or any other Domestic Subsidiary which is the parent corporation of such Foreign Subsidiary; and (i) all items increasing Consolidated Net Income for such period which did not or will not result in a cash settlement in such period or any future period, including any gain from the sale of assets. Notwithstanding anything to the contrary herein, if the Company or a Subsidiary divests itself of a Subsidiary or a business unit (it being understood and agreed that the sale of real property no longer used or useful in the ongoing operations shall not be deemed to constitute the sale of a business unit) or acquires a Person that becomes a Subsidiary or a group of assets constituting a business unit, in either case during the relevant period of computation for Consolidated EBITDA, then, solely for purpose of determining Consolidated EBITDA, such divestiture or acquisition will be deemed to have been consummated on the first day of the relevant period of computation; provided that Consolidated EBITDA shall include the operating results of such a Person or business unit prior to the date of its acquisition only if such operating results are based on audited financial statements, pro forma financial reporting for acquisitions or divestitures in accordance with the requirements of the SEC, or financial statements that are otherwise reasonably satisfactory to the Required Holders. Unless provided otherwise, Consolidated EBITDA shall be calculated at any time of determination for the four consecutive fiscal quarters ended immediately prior to such time.

“Debt” shall mean, with respect to any Person, without duplication: (i) any indebtedness for borrowed money (including commercial paper and revolving credit line borrowings), or which is evidenced by bonds, debentures or notes, or otherwise representing the deferred purchase price of property or extensions of credit, whether or not representing obligations for borrowed money (other than trade, payroll and taxes payable), (ii) indebtedness of a third party secured by Liens on the assets of such Person, (iii) Capitalized Lease Obligations, (iv) Guarantees, (v) unreimbursed obligations with respect to Swaps, drawn letters of credit and similar obligations, (vi) mandatorily redeemable preferred stock or equivalents and (vii) letters of credit with respect to industrial revenue bond obligations that are in excess of such obligations.

“Security Agreement” shall have the meaning specified in paragraph 3C(2)(ii).

“Subsidiary” shall mean, as of any time of determination and with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise clearly requires otherwise, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.”

(u) Paragraph 10B (Other Terms) is hereby further amended to delete the following defined terms therefrom: “Anti-Terrorism Order”, “Asset Coverage Ratio”, “Consolidated Senior Funded Debt”, “Eligible Accounts Receivable”, “Eligible Inventory”, “Eligible Property, Plant and Equipment”, “Lease Rentals” and “Subordinated Debt”.

(v) Paragraph 10C is hereby amended and restated in its entirety to read as follows:

“ 10C. Accounting Principles, Terms and Determinations.

All references in this Agreement to “GAAP,” and “generally accepted accounting principles” shall be deemed to refer to generally accepted accounting principles in effect in the United States of America at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B, but excluding the effects of Accounting Standards Codification 825-10-25 (previously referred to as SFAS 159) or any successor or similar provision to the extent it relates to “fair value” accounting.”

(w) Schedule 6D of the Note Agreement is hereby amended and restated in its entirety by Schedule 6D attached hereto.

(x) Schedule 8S attached hereto is hereby added as Schedule 8S to the Note Agreement.

2. Limitation of Modifications. Each amendment and other modification set forth in this letter agreement shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent or waiver of any other terms or conditions of the Note Agreement or any other document related to the Note Agreement or (b) a consent to any future amendment, consent or waiver. Except as expressly set forth in this letter agreement, the Note Agreement and the documents related to the Note Agreement shall continue in full force and effect.

3. Representations and Warranties. The Company hereby represents and warrants as follows: (a) no Default or Event of Default has occurred and is continuing, or would result from the transactions contemplated by this letter agreement; (b) the Company’s execution, delivery and performance of the Note Agreement, as modified by this letter agreement, have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any governmental authority) in order to be effective and enforceable; (c) the Note Agreement, as modified by this letter agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity; and (d) each of the representations and warranties set forth in paragraph 8 of the Note Agreement (after giving effect to the amendments and other modifications set forth herein) is true, correct and complete as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true, correct and complete as of such other date).

4. Conditions to Effectiveness. This letter agreement shall become effective on the date on which:

(a) the Purchasers shall have received a fully executed and delivered counterpart of this letter agreement executed by the Company;

(b) [intentionally omitted];

(c) the Purchasers shall have received fully executed and delivered counterparts of the third amended and restated Intercreditor Agreement from each party thereto, in form and substance satisfactory to the Purchasers;

(d) the Purchasers shall have received a fully executed and delivered effective copy of the second amended and restated Bank Credit Agreement in form and substance satisfactory to the Purchasers, and each of the conditions precedent in such agreement shall have been previously or concurrently satisfied;

(e) the Purchasers shall have received fully executed and delivered effective copies of each Collateral Document to be delivered under section 4.01 of the second amended and restated Bank Credit Agreement, including, without limitation, the fourth amended and restated Security Agreement, in each case, in form and substance satisfactory to the Purchasers;

(f) each of the holders of the Notes shall have received its pro rata share of a fully earned, non-refundable amendment fee equal to 10 basis points multiplied by the aggregate principal amount outstanding of the Notes; and

(g) the Company shall have paid Bingham McCutchen LLP in immediately available funds its accrued and unpaid legal fees and expenses.

5. Release; Covenant Not to Sue.

(a) The Company hereby absolutely and unconditionally waives, releases, remises and forever discharges the Purchasers, and any and all of their respective participants, parent corporations, subsidiary corporations, affiliated corporations, related funds, insurers, indemnitors, officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys, and each of their respective successors and assigns (each a “Released Party”), from any and all claims, suits, investigations, proceedings, demands, obligations, liabilities, damages, losses, costs, expenses, or causes of action of any kind, nature or description, whether based in law, equity, contract, tort, implied or express warranty, strict liability, criminal or civil statute, common law, or under any state or federal law or otherwise, of any kind or character, known or unknown, past or present, liquidated or unliquidated, suspected or unsuspected, which the Company has had, now has, or might hereafter have, or has made claim to have against any such Released Party with respect to the Note Agreement, the Notes or any other Transaction Document that, in each case, involve events, acts or omissions that have taken place on or before the date hereof, or with respect to the lender-borrower relationship evidenced by the Transaction Documents with respect to acts, omissions or events that have taken place on or before the date hereof. It is the intention of the Company in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified, and in furtherance of this intention it waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California (or any comparable provision of any other applicable law), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The Company acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. The Company understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

As of the date hereof, the Company hereby acknowledges that the foregoing waiver of Section 1542 of the Civil Code of the State of California was separately bargained for. As of the date hereof, and with respect to the release set forth above, the Company knowingly, voluntarily, intentionally, and expressly waives any and all rights and benefits conferred by Section 1542, or by any law of any state or territory of the United States of America or any foreign country or principle of common law that is similar or analogous to Section 1542, and agrees and acknowledges that this waiver is an essential term of this letter agreement, without which the consideration would not have been given by the Purchasers to the Company.

(b) The Company, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by such Person pursuant to the above release. The Company further agrees that it shall not dispute the validity or enforceability of the Note Agreement, any of the Notes or any of the other Transaction Documents or any of its obligations thereunder. If the Company, or any of its successors, assigns or other legal representations violates the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by such Released Party as a result of such violation.

6. Counterparts. This document may be executed in multiple counterparts, which together shall constitute a single document.

7. Governing Law. This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

[Remainder of the page intentionally left blank.]

If you are in agreement with the foregoing, please sign the enclosed counterpart of this letter in the space indicated below and return it to the Purchasers at the above address whereupon, subject to the conditions expressed herein, it shall become a binding agreement between the Company, on the one hand, and the Purchasers, on the other hand.

Sincerely, PURCHASERS PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:
Title: Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Title: Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	PRUDENTIAL INVESTMENT MANAGEMENT, INC., AS INVESTMENT MANAGER

By:
Title: Vice President

Accepted and agreed to as of the date first appearing above:

NORTHWEST PIPE COMPANY, an Oregon corporation

By:
Name:
Title: